                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration No. 333-47119


PROSPECTUS SUPPLEMENT
(To Prospectus dated March 18, 1998)

                                  $75,000,000

                      Virginia Electric and Power Company

                       1999 SERIES B 7.20% SENIOR NOTES
                             DUE NOVEMBER 1, 2004

The Company:
                                          The Notes:
 . We are a public utility engaged in
  the generation, transmission,           . Maturity: November 1, 2004
  distribution and sale of electric
  energy within a 30,000 square-mile      . Interest Payments: Semi-annually
  area in Virginia and northeastern         in arrears on May 1 and November
  North Carolina.                           1, commencing on May 1, 2000.

 . Our address and telephone number        . Redemption: We may not redeem the
  are:                                      1999 Series B Senior Notes prior
 Virginia Electric and Power Company        to their maturity.
 701 East Cary Street
 Richmond, Virginia 23219-3932            . Ranking of Notes: The 1999 Series
 (804) 771-3000                             B Senior Notes will rank equally
                                            with all our other senior
The Offering:                               unsecured indebtedness, and senior
                                            in right of payment to all our
 . Use of Proceeds: We will use the          subordinated indebtedness.
  proceeds from the sale of the 1999
  Series B Senior Notes for general       Anticipated Trading Market:
  corporate purposes.
                                          . We will not make application to
 . Delivery: We expect the delivery          list the 1999 Series B Senior
  of the 1999 Series B Senior Notes         Notes on any securities exchange
  will be made on or about November         or to include them in any
  1, 1999.                                  automated quotation system.

                                                             Per
                                                             Note      Total
                                                            ------  -----------
   Public offering price................................... 99.123% $74,342,250
   Underwriting fees.......................................   .600% $   450,000
   Proceeds to the Company................................. 98.523% $73,892,250

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                          Joint Book-Running Managers

Banc of America Securities LLC                            Chase Securities Inc.

                             ---------------------

                               October 27, 1999

  You should rely only on the information contained in this document or to which this document refers you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Where You can Find More Information........................................  S-2
Summary....................................................................  S-4
Use of Proceeds............................................................  S-5
Capitalization.............................................................  S-5
Selected Consolidated Financial Information................................  S-6
Description of the 1999 Series B Senior Notes..............................  S-7
Underwriting............................................................... S-10
Experts.................................................................... S-11
Legal Opinions............................................................. S-11

                                  Prospectus

Available Information......................................................    2
Documents Incorporated by Reference........................................    2
The Company................................................................    4
Ratios of Earnings to Fixed Charges........................................    4
Use of Proceeds............................................................    4
Description of the Bonds...................................................    4
Description of the Senior Notes and Senior Subordinated Notes..............    7
Concerning the Trustee.....................................................   14
Plan of Distribution.......................................................   14
Experts....................................................................   15

  This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of the 1999 Series B Senior Notes we are offering and certain other matters relating to us and our financial condition. The second part, the prospectus, gives more general information about securities we offer from time to time, some of which does not apply to the 1999 Series B Senior Notes. If the description of the 1999 Series B Senior Notes varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

                      WHERE YOU CAN FIND MORE INFORMATION

  We file annual, quarterly and special reports and other information with the Securities and Exchange Commission or the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings (file number 01-2255) are also available to the public at the SEC's web site at http://www.sec.gov. You may also read and copy these documents at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), until such time as all of the securities covered by this prospectus supplement have been sold:

  1. The Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1998;

  2. The Company's Current Reports on Form 8-K, filed March 29, 1999 and June 4, 1999; and

  3. The Company's Quarterly Reports on Form 10-Q for its fiscal quarters ended March 31, 1999 and June 30, 1999.

You may request a copy of these filings, at no cost, by writing or telephoning us as follows:

  Treasurer
  Virginia Electric and Power Company
  701 East Cary Street
  Richmond, Virginia 23219-3932
  Telephone (804) 771-3000

                                    SUMMARY

  In this prospectus supplement, the words Company, we, our and us refer to Virginia Electric and Power Company, a Virginia corporation, and its subsidiaries and predecessors, unless the context otherwise indicates. The following summary contains basic information about this offering. It may not contain all the information that is important to you. The Description of the 1999 Series B Senior Notes section of this prospectus supplement contains more detailed information regarding the terms and conditions of the 1999 Series B Senior Notes. The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this prospectus supplement and in the accompanying prospectus.

                                  The Company

  The Company is a Virginia corporation with its principal office located at 701 East Cary Street, Richmond, Virginia 23219-3932. The telephone number is
(804) 771-3000. All of our common stock is held by Dominion Resources, Inc., a Virginia corporation.

  The Company is a public utility engaged in the generation, transmission, distribution and sale of electric energy within a 30,000 square-mile area in Virginia and northeastern North Carolina. We transact business under the name of Virginia Power in Virginia and under the name of North Carolina Power in North Carolina. The Virginia service area comprises about 65% of Virginia's total land area but accounts for over 80% of its population.

                                  The Offering

1999 Series B Senior          We are offering $75,000,000 aggregate principal
Notes.......................  amount of our 1999 Series B 7.20% Senior Notes, due November 1, 2004.

Interest Payment Dates......  Interest on the 1999 Series B Senior Notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2000.

Record Date.................  The regular record date for each Interest Payment
                              Date will be the close of business on the 15th calendar day prior to the applicable Interest Payment Date.

Redemption..................  We may not redeem the 1999 Series B Senior Notes prior to their maturity.

Ranking.....................  The 1999 Series B Senior Notes will rank equally with all our other senior unsecured indebtedness, and senior in right of payment to all our subordinated indebtedness. They will be effectively subordinated to all of our secured debt, aggregating approximately $2.48 billion outstanding at September 30, 1999. The Senior Indenture contains no restrictions on the amount of additional indebtedness that we may incur.

Use of Proceeds.............  We will use the proceeds from the sale of the
                              1999 Series B Senior Notes for general corporate purposes.

Form of Note................  One global security deposited with The Depository
                              Trust Company.

Anticipated Trading           We will not make application to list the 1999
Market......................  Series B Senior Notes on any securities exchange or to include them in any automated quotation system.

                                USE OF PROCEEDS

  We will use the proceeds from the sale of the 1999 Series B Senior Notes for general corporate purposes.

                                CAPITALIZATION

  The following table sets forth our capitalization as of September 30, 1999, and as adjusted to reflect the issuance of the 1999 Series B Senior Notes. The following data is qualified in its entirety by reference to and, therefore, should be read together with the detailed information and financial statements appearing in the documents incorporated in this prospectus supplement and the accompanying prospectus by reference.

                                                           September 30, 1999
                                                        ------------------------
                                                         Actual  As Adjusted (2)
                                                        -------- ---------------
                                                             (in millions)
Long-Term Debt (1)
  Mortgage Bonds....................................... $2,456.3    $2,456.3
  1999 Series B Senior Notes...........................                 75.0
  Other Senior Notes and Medium Term Notes.............    733.6       733.6
  Tax Exempt Bonds and Notes...........................    518.1       518.1
                                                        --------    --------
    Total Long-Term Debt............................... $3,708.0    $3,783.0
Company-Obligated Mandatorily Redeemable
 Preferred Securities of Subsidiary Trust.............. $  135.0    $  135.0
Preferred Stock
  Not Subject to Mandatory Redemption..................    509.0       509.0
  Subject to Mandatory Redemption......................    180.0       180.0
                                                        --------    --------
    Total Preferred Stock.............................. $  689.0    $  689.0
Common Stock Equity.................................... $3,813.7    $3,813.7
                                                        --------    --------
Total Capitalization................................... $8,345.7    $8,420.7
                                                        ========    ========

--------
(1) Includes securities due within one year ($197.5 million) and does not include the effect of unamortized discount ($23.9 million).
(2)Reflects the issuance of $75 million of 1999 Series B Senior Notes.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

  The following summary of financial information for the years ended December 31, 1994-1998 was derived from, and you should read it in conjunction with, the audited financial statements contained in our most recent Annual Report on Form 10-K. Information for the 12 months ended September 30, 1999 is derived from financial statements that have not been audited but which, in the opinion of our management, contain all adjustments, including normal recurring accruals, necessary to present fairly our financial position and results of operations and cash flows for the applicable period. See Where You Can Find More Information in this prospectus supplement.

                               For the Year ended December 31,             For the Twelve
                         --------------------------------------------       Months ended
                           1994     1995     1996     1997     1998      September 30, 1999
                         -------- -------- -------- -------- --------    ------------------
Operating revenues
 (millions)............. $4,170.8 $4,351.9 $4,382.0 $4,663.9 $4,284.6         $4,590.1
Net income (millions)... $  447.1 $  432.8 $  457.3 $  469.1 $  229.9(a)      $  239.0(b)
Income before
 extraordinary item
 (millions)............. $  447.1 $  432.8 $  457.3 $  469.1 $  229.9         $  493.8
Ratio of earnings to
 fixed charges..........     3.19     2.99     3.14     3.21     2.19             3.51(c)

--------
(a) Includes the effects of a $220 million write-off of regulatory assets resulting from the 1998 settlement of the Virginia rate proceeding as reported in our Form 10-K for the fiscal year ended December 31, 1998.
(b) As discussed in our Form 8-K, filed March 29, 1999, we discontinued the application of Statement of Financial Accounting Standards No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION, to our generation operations upon enactment of deregulation legislation. This resulted in an after-tax charge of $254.8 million as disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 incorporated by reference into this prospectus supplement and the accompanying prospectus.
(c) Exclusive of extraordinary item noted in (b) above.

  In the ratio of earnings to fixed charges, earnings are determined by adding taxes on income and fixed charges to income before extraordinary item. These earnings are then divided by total fixed charges. Fixed charges consist of interest charges (without reduction for Allowance for Funds Used During Construction) on long-term and short-term debt, and the portion of rentals as is representative of the interest factor.

                 DESCRIPTION OF THE 1999 SERIES B SENIOR NOTES

  Set forth below is a description of the specific terms of the 1999 Series B 7.20% Senior Notes due November 1, 2004. This description supplements, and should be read together with, the description of the general terms and provisions of the Senior Notes set forth in the accompanying prospectus under the caption Description of the Senior Notes and Senior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Senior Indenture.

General

  The 1999 Series B Senior Notes will be issued as a series of Senior Notes under the Senior Indenture. The 1999 Series B Senior Notes will be limited in aggregate principal amount to $75,000,000.

  The entire principal amount of the 1999 Series B Senior Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on November 1, 2004. The 1999 Series B Senior Notes may not be redeemed by us prior to their maturity. The 1999 Series B Senior Notes are not subject to any sinking fund provision. The 1999 Series B Senior Notes are available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

  Each 1999 Series B Senior Note shall bear interest at the rate of 7.20% per annum from the date of original issuance, payable semi-annually in arrears on May 1 and November 1 of each year (each, an Interest Payment Date) to the person in whose name the applicable 1999 Series B Senior Note is registered at the close of business on the fifteenth calendar day prior to that payment date. The initial Interest Payment Date is May 1, 2000. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the 1999 Series B Senior Notes is not a Business Day, then payment of the interest payable on that date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any delay), with the same force and effect as if made on such date.

Ranking

  The 1999 Series B Senior Notes will be our direct, unsecured and unsubordinated obligations, will rank equally with all of our other senior unsecured indebtedness and will rank senior in right of payment to all our subordinated indebtedness. The 1999 Series B Senior Notes will be effectively subordinated to all of our secured debt, including our first mortgage bonds, aggregating approximately $2.48 billion outstanding at September 30, 1999. The Senior Indenture contains no restrictions on the amount of additional indebtedness that we may incur.

Book Entry Only Issuance -- The Depository Trust Company

  The Depository Trust Company (DTC) will act as the initial securities depositary for the 1999 Series B Senior Notes. The 1999 Series B Senior Notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One fully registered global 1999 Series B Senior Notes certificate will be issued, representing in the aggregate the total principal amount of 1999 Series B Senior Notes, and will be deposited with DTC.

  The following is based on information furnished to us by DTC:

    DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the 1934 Act). DTC was created to hold securities of its participants

  (Participants) and to facilitate the clearance and settlement of securities transactions among its Participants in these securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC's Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Persons who are not Participants may beneficially own securities held by DTC only through Participants.

    DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others including securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Participants are on file with the SEC.

    Purchases of 1999 Series B Senior Notes within the DTC system must be made by or through Direct Participants, which will receive a credit for the 1999 Series B Senior Notes on DTC's records. The ownership interest of each actual purchaser of 1999 Series B Senior Notes (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased 1999 Series B Senior Notes. Transfers of ownership interests in the 1999 Series B Senior Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in 1999 Series B Senior Notes, except in the event that use of the book-entry system for the 1999 Series B Senior Notes is discontinued.

    DTC has no knowledge of the actual Beneficial Owners of the 1999 Series B Senior Notes. DTC's records reflect only the identity of the Direct Participants to whose accounts the 1999 Series B Senior Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

    Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

    Although voting with respect to the 1999 Series B Senior Notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to 1999 Series B Senior Notes. Under its usual procedures, DTC would mail an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the 1999 Series B Senior Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

    Payments on the 1999 Series B Senior Notes will be made to DTC in immediately available funds. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on the relevant payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name", and will be the responsibility of the Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursement of the payments to Direct Participants is the responsibility of DTC, and disbursement of the payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

    Except as provided in this prospectus supplement, a Beneficial Owner of a global 1999 Series B Senior Note will not be entitled to receive physical delivery of 1999 Series B Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the 1999 Series B Senior

  Notes. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global 1999 Series B Senior Note.

    Management of DTC is aware that some computer applications, systems and the like for processing data (Systems) that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed Direct Participants and Indirect Participants and other members of the financial community (the Industry) that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC (Depositary Services), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's Direct Participants and Indirect Participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of these services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing contingency plans as it deems appropriate.

    According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

    DTC may discontinue providing its services as securities depositary with respect to the 1999 Series B Senior Notes at any time by giving reasonable notice to us. Under those circumstances, in the event that a successor securities depositary is not obtained, 1999 Series B Senior Notes certificates will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the 1999 Series B Senior Notes. In that event, certificates for the 1999 Series B Senior Notes will be printed and delivered to the holders of record.

  We have no responsibility for the performance by DTC or its Participants of their respective obligations as described in this prospectus supplement or under the rules and procedures governing their respective operations.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, we have agreed to sell to each of the underwriters named below and each of the underwriters has severally agreed to purchase from us the respective principal amount of 1999 Series B Senior Notes set forth opposite its name below:

                                                                     Principal
                                                                     Amount of
                                                                   1999 Series B
                                                                   Senior Notes
                                                                   -------------
   Banc of America Securities LLC.................................  $37,500,000
   Chase Securities Inc...........................................   37,500,000
                                                                    -----------
   Total..........................................................  $75,000,000
                                                                    ===========

  In the Underwriting Agreement, the underwriters have agreed, subject to the terms and conditions set forth in that agreement, to purchase all of the 1999 Series B Senior Notes offered hereby if any of the 1999 Series B Senior Notes are purchased.

  The expenses associated with the offer and sale of the 1999 Series B Senior Notes are expected to be approximately $312,000, and will be borne by us.

  The underwriters propose to offer the 1999 Series B Senior Notes in part directly to the public at the initial public offering price set forth on the cover page of this prospectus supplement, and in part to certain securities dealers at that price less a concession not in excess of .350% of the principal amount of the 1999 Series B Senior Notes. The Underwriters may allow, and these dealers may reallow, a concession not in excess of .250% of the principal amount of the 1999 Series B Senior Notes to certain brokers and dealers. After the 1999 Series B Senior Notes are released for sale to the public, the offering price and other selling terms may from time to time be varied by the underwriters.

  Prior to this offering, there has been no public market for the 1999 Series B Senior Notes. We will not make application to list the 1999 Series B Senior Notes on any securities exchange or to include them in any automated quotation system. The underwriters have advised us that they intend to make a market in the 1999 Series B Senior Notes after the offering, although they are under no obligation to do so. The underwriters may cease market making activities, if commenced, at any time and without any notice. We can give no assurance as to the liquidity of the trading market for the 1999 Series B Senior Notes or that a public trading market for the 1999 Series B Senior Notes will develop. If no active trading market develops, the market price and liquidity of the 1999 Series B Senior Notes may be adversely affected. If the 1999 Series B Senior Notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities, and the performance of our company as well as other factors not listed here.

  We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

  The underwriters, as well as dealers and agents, may purchase and sell the 1999 Series B Senior Notes in the open market. In connection with this offering and in compliance with applicable law and industry practice, the underwriters may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the 1999 Series B Senior Notes at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, purchasing 1999 Series B Senior Notes to cover syndicate short positions and imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase for the purpose of pegging, fixing or maintaining the price of a security. Covering a syndicate short position means placing a bid or effecting a purchase of a security on behalf of the underwriting syndicate to reduce a short position created in connection with the offering. Imposing a penalty bid means purchasing a security in the open market to reduce the underwriting syndicate's short position or to stabilize the price of the security and reclaiming the amount of the selling concession from the underwriters and selling group members who sold such securities as part of the offering.

  In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the 1999 Series B Senior Notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions once commenced will not be discontinued without notice.

  Both of the underwriters or their affiliates engage in transactions with, and, from time to time, have performed services for, us and our affiliates in the ordinary course of business. The Chase Manhattan Bank, the Trustee, is an affiliate of Chase Securities Inc.

                                    EXPERTS

  The financial statements included in our 1998 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report in the Form 10-K. These financial statements have been incorporated herein in reliance upon the report of Deloitte & Touche LLP, also incorporated herein by reference, which report is given upon their authority as experts in accounting and auditing.

  Legal conclusions relating to our franchises and title to our properties in our Annual Report on Form 10-K and legal conclusions under Description of the Bonds and Description of the Senior Notes and Subordinated Notes in the prospectus and under Description of the 1999 Series B Senior Notes in this prospectus supplement have been reviewed by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia except that, with respect to the Bonds, insofar as matters relating to title to properties are governed by the laws of West Virginia, they have been reviewed by Jackson & Kelly, Charleston, West Virginia. The statements are included on the authority of these firms, respectively, as experts.

                                LEGAL OPINIONS

  Certain legal matters in connection with the 1999 Series B Senior Notes will be passed on for us by McGuire, Woods, Battle & Boothe LLP, Richmond, Virginia, and for the underwriters by Mays & Valentine, L.L.P., Richmond, Virginia, which also performs certain legal services for us on other matters.

PROSPECTUS

                      VIRGINIA ELECTRIC AND POWER COMPANY
                                DEBT SECURITIES

                             ---------------------

  Virginia Electric and Power Company (the Company) may offer, from time to time, up to $375,000,000 aggregate principal amount of Debt Securities, including its First and Refunding Mortgage Bonds (the Bonds), Senior Notes (the Senior Notes) or Senior Subordinated Notes (the Senior Subordinated Notes, and together with the Bonds and the Senior Notes, the Debt Securities) or any combination thereof in one or more series at prices and on terms to be determined at the time or times of sale. The Bonds will be issued under, and secured by, the Indenture of Mortgage that constitutes a lien on substantially all of the properties and franchises of the Company. See "Description of the Bonds." The Senior Notes and the Senior Subordinated Notes will be unsecured, and the indentures under which they are to be issued contain no limitations on the issuance by the Company of other indebtedness (whether secured or unsecured). The Senior Notes will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The Senior Subordinated Notes will be subordinated to all Senior Indebtedness (as hereinafter defined) of the Company. Certain series of Senior Subordinated Notes may also be subordinated to other series of Senior Subordinated Notes. See "Description of the Senior Notes and Senior Subordinated Notes."

  For each offering of Bonds (the Offered Bonds), Senior Notes (the Offered Senior Notes) or Senior Subordinated Notes (the Offered Senior Subordinated Notes) (collectively, the Offered Securities) for which this Prospectus is being delivered, there will be an accompanying Prospectus Supplement (the Prospectus Supplement) that sets forth the specific designation, aggregate principal amount, maturity or maturities, rate or rates and times of payment of interest, sinking fund provisions, redemption terms and any other special terms of the Offered Securities, and any planned listing thereof on a securities exchange (although no assurance can be given as to the liquidity of, or the trading market for, any of the Offered Securities).

  The Company may sell the Offered Securities (a) to or through underwriters or dealers, (b) directly to a limited number of purchasers or to a single purchaser or (c) through agents. The names of any underwriters, dealers or agents involved in the distribution of the Offered Securities, any applicable discounts, commissions or allowances, any initial public offering price and the proceeds to the Company from the sale of the Offered Securities will be set forth in the Prospectus Supplement. See "Plan of Distribution" herein.

                             ---------------------

THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
  PASSED   UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS MARCH 18, 1998.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and in accordance therewith, files periodic and current reports, and other information with the Securities and Exchange Commission (the Commission). Such reports and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Worldwide Web site (address: http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, such reports and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the Registration Statement) under the Securities Act of 1933, as amended (the Securities Act) with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE

  The following documents filed by the Company with the Commission are incorporated in this Prospectus by reference as of their respective dates of filing and shall be deemed to be a part hereof:

  . The Company's Annual report on Form 10-K for the year ended December 31,
    1996.

  . The Company's Current Report on Form 8-K, dated February 20, 1997.

  . The Company's Quarterly reports on Form 10-Q for the quarters ended March
    31, 1997, June 30, 1997 and September 30, 1997.

  All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus and the accompanying Prospectus Supplement shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of filing of such documents.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the accompanying Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT HAS BEEN DELIVERED, UPON ORAL OR WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE THEREIN. REQUESTS FOR COPIES OF SUCH DOCUMENTS SHOULD BE ADDRESSED TO CORPORATE SECRETARY, VIRGINIA ELECTRIC AND POWER COMPANY, P.O. BOX 26666, RICHMOND, VIRGINIA 23261-6666 (TELEPHONE NO. 804-771-3000).

                                  THE COMPANY

  The Company was incorporated in Virginia in 1909, and has its principal office at 701 E. Cary Street, Richmond, Virginia 23219-3932, telephone (804) 771-3000. The Company is a wholly owned subsidiary of Dominion Resources, Inc. (Dominion Resources).

  The Company is a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy within a 30,000 square mile service area in Virginia and in northeastern North Carolina. It transacts business under the name Virginia Power in Virginia and under the name North Carolina Power in North Carolina. Its Virginia service area comprises about 65% of Virginia's total land area but accounts for over 80% of its population.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                                 Years
                                                        ------------------------
                                                        1997 1996 1995 1994 1993
                                                        ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges..................... 3.21 3.14 2.99 3.19 3.36

  For purposes of this ratio (i) earnings consist of income from continuing operations before income taxes and fixed charges and (ii) fixed charges consist of all interest deductions and the interest component of rentals.

                                USE OF PROCEEDS

  Except as otherwise provided in the accompanying Prospectus Supplement, the proceeds from the sale of the Offered Securities will be added to the general funds of the Company and will be used to meet a portion of its capital requirements. Such requirements consist principally of construction, upgrading and maintenance expenditures and refunding of outstanding securities. Pending use by the Company, the Company will invest the net proceeds of the sale of the Offered Securities. For a more detailed discussion of the Company's capital requirements and its financing program, see BUSINESS--CAPITAL REQUIREMENTS AND FINANCING PROGRAM and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS in the Company's most recent Annual Report on Form 10-K (incorporated herein by reference).

                           DESCRIPTION OF THE BONDS

  The following description sets forth certain general terms and provisions of the Bonds to which any Prospectus Supplement will relate. The particular terms of the Bonds offered by any Prospectus Supplement will be described in such Prospectus Supplement.

  The Bonds will constitute one or more new series of the Company's First and Refunding Mortgage Bonds issued under an Indenture of Mortgage dated November 1, 1935, as supplemented and modified by eighty-five supplemental indentures and as to be supplemented by one or more additional supplemental indentures to be entered into in connection with each new series of Bonds. The Indenture of Mortgage and all such supplemental indentures are collectively referred to as the Mortgage. The Indenture of Mortgage, the eighty-five supplemental indentures and a form of supplemental indenture are Exhibits to the Registration Statement of which this Prospectus is a part. The Trustee under the Mortgage is The Chase Manhattan Bank (the Trustee).

  The statements herein concerning the Bonds and the Mortgage are merely descriptive and do not purport to be complete. They are qualified in their entirety by express reference to the cited Sections and Articles of the Mortgage. Terms defined in the Mortgage are used herein as so defined.

General

  Unless otherwise provided in the applicable Prospectus Supplement, the Bonds will be issuable only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof and will be exchangeable for a like aggregate principal amount of Bonds of other authorized denominations of the same series. No charge will be made for any transfer or exchange of the Bonds, but the Company may require payment of a sum sufficient to cover any stamp tax or other governmental charge incident thereto. Transfers and exchanges of the Bonds may be made at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041.

Interest, Maturity and Payment

  The Bonds will bear interest from their issue date at the rate shown in the Prospectus Supplement relating thereto, payable semiannually on the interest payment dates shown in such Prospectus Supplement. The Bonds will mature on the date shown in the accompanying Prospectus Supplement. Interest will be paid to the persons in whose names the Bonds are registered at the close of business on the 15th day (whether or not a business day) of the calendar month next preceding the interest payment date, except for defaulted interest and except for unmatured accrued interest on Bonds called for redemption on a date other than an interest payment date. Principal of, premium, if any, and interest on the Bonds are payable at the office or agency of the Trustee in New York City.

  Reference is made to the Prospectus Supplement relating to a particular series of the Bonds offered thereby for the following terms of that series of
Bonds: (i) its specific designation, (ii) the aggregate principal amount;
(iii) the date or dates on which the series will mature, (iv) the rate per annum at which the series will bear interest, (v) if applicable, the date or dates after which and the price or prices at which such series may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or of the holder thereof and the other terms and provisions of such optional or mandatory redemption and (vi) any other special terms.

Security and Priority

  The Bonds are to be secured, together with all other bonds now or hereafter issued under the Mortgage, by a direct lien on all public utility property now or hereafter owned by the Company but subject to the operation of the release provisions (which in effect permit the disposition of all property in excess of the amount used under the Mortgage). Prior lien debt on after-acquired property may be extended or refunded under the same lien until property is certified under the Mortgage, but not thereafter except upon consent of the holders of 60% in the amount of the bonds issued and outstanding under the Mortgage. (See Sections 4.03 and 4.07.) There are excepted from the lien all cash, securities, accounts receivable, agreements, leases, materials and supplies, automotive equipment, timber, coal and other minerals under the mortgaged land, and certain other assets. (See Preamble to the Mortgage, Part VIII and Fourteenth Supplemental Indenture, Part VI.) In case of a merger, consolidation or sale of substantially all of the assets of the Company, the lien may be limited to the system of the Company at that time. (See Sections 8.02, 8.03 and 8.04.)

  The lien of the Mortgage is, subject to due recording and filing, a first lien junior only to (i) statutory liens and equitable priorities for taxes, services, materials and supplies and (ii) pre-existing liens on after-acquired property.

  Other than the security afforded by the lien of the Mortgage and described under the "Description of the Bonds" herein, there are no provisions of the Mortgage which afford holders of the Bonds protection in the event of a highly leveraged transaction involving the Company. Such a transaction would require regulatory approval, however, and management of the Company believes such approval would be unlikely in a transaction that would result in the Company having a highly leveraged capital structure.

Issuance of Additional Bonds

  Additional bonds of any series may be issued from time to time without limit in aggregate amount, but not in excess of the amount authorized by the Company's stockholder (currently $5 billion), on the following bases:

    1. Up to 60% of the net amount of additional property certified under
  Section 2.03 and subject to no senior lien except permitted liens and liens securing refundable debt, but only if net earnings (in 12 consecutive months within the 15 next previous months), after depreciation but before income taxes, are at least twice the annual interest charges on all bonds then outstanding or applied for and any indebtedness secured by senior liens. But no more than 20% of total net earnings may be from nonoperating income, principally Allowance for Funds Used During Construction, and the aggregate of maintenance and repairs and depreciation shall be not less than 15% of total operating revenues (less (i) the cost of electricity purchased for resale and (ii) rentals paid by the Company for electric properties) for such period. Refundable debt may not exceed 60% of the property securing it or 15% of the bonds outstanding or issuable and is deducted from the amount of bonds otherwise issuable. (See Sections 2.02, 2.03, 2.08, 2.09 and 4.16.)

    2. Up to the amount of bonds or refundable debt retired (unless from certain funds). (See Sections 2.02, 2.04, 2.05, 2.08 and 2.09.)

    3. Up to the amount of cash deposited for the purpose, but only if net earnings are as required in 1 above. The cash may be withdrawn in the amount of the bonds issuable as shown in 1 and 2 above, without regard to earnings. This is the only restriction on the disposition of proceeds of additional bonds. (See Sections 2.02, 2.06 and 2.07.)

  The Bonds will be issued on the basis set forth in 1 or 2 above.

Release and Substitution of Security

  Property may be released upon filing a Credit Certificate or upon depositing cash in the amount of its value (which then may be withdrawn upon filing a Credit Certificate). The Credit Certificate supplies evidence, between formal certifications under Section 2.03, that credits previously established on the basis of property acquisition or bonds or refundable debt retirement have not been exhausted by showing that the retirements not yet certified are less than the balance of such credits that would remain unused after the action then sought (including in such credits the amount of additional property not formally certified and the amount of release moneys, etc., then held by the Trustee). Instead of cash, purchase money bonds or bonds of the United States or any State or a political subdivision thereof may be deposited. Special provisions are made for property and cash subject to senior liens and for refundable debt held in pledge. (See Section 2.09(q), Article 5 and Article 6.)

Modification

  With the consent of the holders of 75% in amount of all bonds issued and outstanding under the Mortgage (including at least 60% in amount of each affected series), any default may be waived except for a default in the payment of principal or interest at their due dates and the Mortgage may be changed in any way except to extend the due dates of principal or interest or reduce the amount of principal, interest or premium, if any. (See Section 7.24 and Article 14.)

Default and Action by the Trustee

  An event of default includes default in payment of principal of any series of bonds issued under the Mortgage, continuous default for 90 days in payment of interest on any series of such bonds (except that such default need only continue for 30 days in the case of certain series), default for 90 days after notice in the performance of any other covenant in the Mortgage and the occurrence of certain bankruptcy-related events. (See Section 7.01.) During an event of default, the Trustee must use the same degree of care and skill as a prudent man in the conduct of his own affairs. Subject to that standard, a majority in amount of bonds issued under the Mortgage is necessary to require the Trustee to take action, and the Trustee is entitled first to be indemnified to its satisfaction. (See Section 7.20 and Third Supplemental Indenture Sections
7.02 and 7.03.) The Company is required to report annually to the Trustee that it is not in default under the Mortgage. (See Third Supplemental Indenture
Section 6.03.)

Listing

  The Bonds will not be listed on any national or regional securities exchange.

         DESCRIPTION OF THE SENIOR NOTES AND SENIOR SUBORDINATED NOTES

  The Senior Notes and Senior Subordinated Notes will constitute either senior or subordinated unsecured debt of the Company and will be issued in one or more series under (i) an indenture (the Senior Indenture) for Senior Notes or
(ii) an indenture (the Senior Subordinated Indenture) for Senior Subordinated Notes. The Senior Indenture and the Senior Subordinated Indenture (collectively, the Indentures) are to be dated as of the date of first issue of Senior Notes or Senior Subordinated Notes, as the case may be, and are to be entered into between the Company and The Chase Manhattan Bank, as Trustee (the Trustee). Forms of the Indentures are filed as exhibits to the Registration Statement of which this Prospectus is a part. The statements under this heading do not purport to be complete and are subject to the detailed provisions of, and are qualified in their entirety by reference to, the applicable Indenture or Indentures and are summaries which make use of terms defined in one or both Indentures.

General

  Neither Indenture limits the aggregate principal amount of the Senior Notes or Senior Subordinated Notes issuable thereunder or of any particular series of Senior Notes or Senior Subordinated Notes. The Senior Notes and Senior Subordinated Notes of any series need not be issued at the same time or bear interest at the same rate or mature on the same date. Reference is made to the Prospectus Supplement for the following terms of any particular series of Offered Senior Notes or Offered Senior Subordinated Notes (collectively, the Offered Securities): (i) the title of such Senior Notes or Senior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Senior Notes or Senior Subordinated Notes or the series of which they are a part; (iii) the date or dates on which the principal of any of such Senior Notes or Senior Subordinated Notes will be payable or the method by which such date or dates will be determined; (iv) the rate or rates at which any of such Senior Notes or Senior Subordinated Notes will bear interest, if any, or the method by which such rate or rates will be determined, and the date or dates from which any such interest will accrue; (v) the Interest Payment Dates on which any such interest will be payable and the Regular Record Date, if any, for any such interest payable on any Interest Payment Date; (vi) if applicable, whether the interest payment periods may be extended by the Company and, if so, the duration of any such extension; (vii) the place or places where the principal of and any premium and interest on any of such Senior Notes or Senior Subordinated Notes will be payable; (viii) the obligation, if any, of the Company to redeem or purchase any of such Senior Notes or Senior Subordinated Notes pursuant to any sinking fund, purchase fund or analogous provision or at the option of the Holder thereof and the terms and conditions on which any of such Senior Notes or Senior Subordinated Notes may be redeemed or purchased pursuant to such obligation; (ix) the denominations in which any of such Senior Notes or Senior Subordinated Notes will be issuable, if other than denominations of $1,000 or any integral multiple thereof; (x) the terms and conditions, if any, on which any of such Senior Notes or Senior Subordinated Notes may be redeemed at the option of the Company; (xi) if applicable, the fact that the terms of the applicable Indenture which are described below under the caption "Defeasance and Covenant Defeasance" will not apply to any of such Senior Notes or Senior Subordinated Notes; (xii) the currency, currencies or currency units in which the principal of and any premium and interest on any of such Senior Notes or Senior Subordinated Notes will be payable, if other than U.S. dollars, and the manner of determining the equivalent thereof in U.S. dollars for any purpose; (xiii) the portion of the principal amount of any of such Senior Notes or Senior Subordinated Notes that will be payable upon declaration of acceleration of the Maturity thereof, if other than the entire principal amount thereof; (xiv) whether any of such Senior Notes or Senior Subordinated Notes will be issuable in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary (the Depositary) for any such Global Security and any provisions regarding the transfer, exchange or legending of any such Global Security if different from those described below under the caption Global Securities; (xv) any addition to, change in or deletion from the Events of Default or covenants provided for with respect to any of such Senior Notes or Senior Subordinated Notes and any change in the right of the Trustee or the Holders to declare the principal amount of any of such Senior Notes or Senior Subordinated Notes due and payable; (xvi) any index or formula used to determine the amount of principal of or any premium or interest on any of such Senior Notes or Senior Subordinated Notes and the manner of determining any such amounts; (xvii) if the principal amount payable at the Stated Maturity of any of such Senior Notes or Senior Subordinated Notes will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity (or the manner of determining any such deemed principal amount); (xviii) the subordination of such Senior Notes or Senior Subordinated Notes to any other indebtedness of the Company, including other series of Senior Subordinated Notes (for series of Senior Subordinated Notes only); and (xix) any other terms of such Senior Notes or Senior Subordinated Notes.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the Senior Notes or Senior Subordinated Notes will be issued only in fully registered certificated or book-entry form, without coupons, in denominations of $1,000 or any integral multiple thereof. Notes issued in book-entry form will be represented by certificates deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary's nominee. No service charge will be made for any registration of transfer or exchange of Senior Notes or Senior Subordinated Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

  Unless otherwise indicated in the Prospectus Supplement relating thereto, the principal of and any premium and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at The Chase Manhattan Bank, 55 Water Street, New York, New York 10041 and payment of any interest due on any Offered Debt Security will be made to the Person in whose name such Offered Debt Security is registered at the close of business on the Regular Record Date for such interest.

  If the Senior Notes or Senior Subordinated Notes of any series (or any series and specified tenor) are to be redeemed, the Company will not be required to (i) issue, register the transfer of, or exchange any Senior Note or Senior Subordinated Note of that series (or of that series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any such Debt Security being redeemed in part.

  Senior Notes or Senior Subordinated Notes, including Original Issue Discount Securities, may be offered and sold at a substantial discount below their principal amount. Special Federal income tax and other considerations, if any, applicable thereto will be described in the applicable Prospectus Supplement.

  Except as otherwise described in the applicable Prospectus Supplement, the covenants contained in either Indenture would not afford any Holders of Senior Notes or Senior Subordinated Notes issued thereunder protection in the event of a highly leveraged transaction involving the Company. Such a transaction would require regulatory approval, however, and management of the Company believes such approval would be unlikely in a transaction that would result in the Company having a highly leveraged capital structure.

Global Securities

  Some or all of the Senior Notes or Senior Subordinated Notes of a series may be represented in whole or in part by one or more Global Securities that will be deposited with or on behalf of one or more Depositaries.

  The specific terms of the depositary arrangement with respect to any Senior Notes or Senior Subordinated Notes of a series will be described in the Prospectus Supplement relating thereto. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Unless otherwise specified in the related Prospectus Supplement, Senior Notes or Senior Subordinated Notes which are to be represented by a Global Security to be deposited with or on behalf of a Depositary will be represented by a Global Security registered in the name of such Depositary or its nominee. Upon the issuance of a Global Security in registered form, the Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the Senior Notes or Senior Subordinated Notes represented by such Global Security to the accounts of institutions that have accounts with such Depositary or its nominee (Participants). The accounts to be credited will be designated by the underwriters or agents of such Senior Notes or Senior Subordinated Notes or by the Company, if such Senior Notes or Senior Subordinated Notes are offered and sold directly by the Company. Ownership of beneficial interests in such Global Securities will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests by participants in such Global Securities will be shown on, and the transfer of any such ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Security. Ownership of beneficial interests in Global Securities by persons that hold through Participants will be effected only through records maintained by such Participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Senior Notes or Senior Subordinated Notes represented by such Global Security for all purposes under the applicable Indenture. Except as set forth below, owners of beneficial interests in the Global Security will not be entitled to have the Senior Notes or Senior Subordinated Notes represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the Senior Notes or Senior Subordinated Notes in definitive form and will not be considered the owners or Holders thereof under the applicable Indenture.

  Payment of principal of and any premium and interest on Senior Notes or Senior Subordinated Notes registered in the name of or held by a Depositary or its nominee will be made in immediately available funds to the Depositary or its nominee, as the case may be, as the registered owner or the Holder of the Global Security representing such Senior Notes or Senior Subordinated Notes. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Senior Notes or Senior Subordinated Notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a Global Security for such Senior Notes or Senior Subordinated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  The Company expects that a Depositary for Senior Notes or Senior Subordinated Notes of a series, upon receipt of any payment of principal or any premium or interest in respect of a Global Security, will credit immediately Participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such Participants.

  A Global Security may not be transferred in whole or in part except by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. If a Depositary for Senior Notes or Senior Subordinated Notes of a series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Senior Notes or Senior Subordinated Notes in definitive registered form in exchange for the Global Security or Global Securities representing such Senior Notes or Senior Subordinated Notes. In addition, the Company may at any time determine not to have any Senior Notes or Senior Subordinated Notes represented by one or more Global Securities and, in such event, will issue Senior Notes or Senior Subordinated Notes in definitive registered form in exchange for the Global Securities representing such Senior Notes or Senior Subordinated Notes. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Senior Notes or Senior Subordinated Notes of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Senior Notes or Senior Subordinated Notes registered in its name.

Redemption

  Any terms and conditions for the optional or mandatory redemption of any Offered Debt Securities will be set forth in the applicable Prospectus Supplement. Except as otherwise provided in the applicable Prospectus Supplement with respect to Senior Notes or Senior Subordinated Notes that are redeemable at the option of the Holder, Senior Notes or Senior Subordinated Notes will be redeemable by the Company, subject to the subsequent sentence, only upon notice mailed not less than 30 nor more than 60 days prior to the date fixed for redemption. With certain exceptions, a notice of redemption at the option of the Company may state that such redemption will be conditional upon receipt by the Trustee or any applicable Paying Agent or Agents, on or prior to the date fixed for such redemption, of money sufficient to pay the principal of and any premium and interest on such Senior Notes or Senior Subordinated Notes and that if such money has not been so received, such notice will be of no force and effect and the Company will not be required to redeem such Senior Notes or Senior Subordinated Notes.

Consolidation, Merger, etc.

  Each Indenture provides that the Company may, without the consent of any Holders of the Senior Notes or Senior Subordinated Notes Outstanding thereunder, consolidate or merge with or into any other Person or Persons, or convey or transfer its properties and assets as an entirety or substantially as an entirety to any Person, provided that the successor Person, if any, assumes by a supplemental indenture the Company's obligations under such Indenture and such Senior Notes or Senior Subordinated Notes and the Company delivers an Officers' Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent in such Indenture relating to the transaction have been complied with. Upon the assumption by the successor Person of the Company's obligations under the applicable Indenture and the Senior Notes or Senior Subordinated Notes issued thereunder, and the satisfaction of any other condition precedent provided for in such Indenture, the successor Person will succeed to and be substituted for the Company under such Indenture and the Company will be relieved of its obligations under such Indenture and the Senior Notes or Senior Subordinated Notes issued thereunder.

Amendments of Indenture; Waiver

  Each Indenture provides that modifications and amendments thereof may be made by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Senior Note or Outstanding Senior Subordinated Note affected thereby, (a) change the Stated Maturity of the principal of, or any instalment of principal of or interest on, any Senior Note or Senior Subordinated Note; (b) reduce the principal amount of or any premium or the rate of interest on any Senior Note or Senior Subordinated Note or reduce the amount of principal of any Original Issue Discount Security or any other Senior Note or Senior Subordinated Note which would be due and payable upon acceleration of the Maturity thereof; (c) change the place of payment of principal of or any premium or interest on any Senior Note or Senior Subordinated Note; (d) impair the right to institute suit for the enforcement of any such payment on any Senior Note or Senior

Subordinated Note on or after the Stated Maturity thereof (or date of redemption); (e) reduce the percentage in principal amount of Outstanding Senior Notes or Outstanding Senior Subordinated Notes of any series, the consent of whose Holders is required for modification or amendment of such Indenture, for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults or (f) with certain exceptions, modify the above provisions or the sections of the applicable Indenture governing waiver of certain covenants and past defaults. Notwithstanding the foregoing, under certain limited circumstances and only upon the fulfillment of certain conditions, modifications and amendments of the relevant Indenture may be made by the Company and the Trustee without the consent of any Holders of the Senior Notes or Senior Subordinated Notes issued thereunder.

  The Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of any series may waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture under which such Senior Notes or Senior Subordinated Notes were issued. The Holders of not less than a majority in aggregate principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of any series may waive any past default under the Indenture under which such Senior Notes or Senior Subordinated Notes were issued with respect to that series except a default in the payment of principal of, or any premium or interest on any Senior Note or Senior Subordinated Note of such series or in respect of a covenant or provision under such Indenture which cannot be modified or amended without the consent of the Holder of each Outstanding Senior Note or Outstanding Senior Subordinated Note of such series affected thereby.

  The Senior Subordinated Indenture may not be amended to alter the subordination of any of the Outstanding Senior Subordinated Notes without the written consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.

Events of Default

  The following will be Events of Default under each Indenture with respect to Senior Notes or Senior Subordinated Notes of any series issued thereunder (unless inapplicable to the particular series, specifically modified or deleted as a term of such series or otherwise modified or deleted in an indenture supplemental to such Indenture): (a) failure to pay principal of or any premium on any Senior Note or Senior Subordinated Note of that series when due, (b) failure for 60 days to pay any interest on any Senior Note or Senior Subordinated Note of that series when due, (c) failure to make any sinking fund payment when and as due by the terms of any Senior Note or Senior Subordinated Note of that series, continued for 60 days, (d) failure to perform any covenant of the Company in the applicable Indenture (other than a covenant that has expressly been included in such Indenture solely for the benefit of series of Senior Notes or Senior Subordinated Notes other than that series), continued for 90 days after written notice has been given by the Trustee or the Holders of at least 33% in principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of that series (unless such time period is extended by the Trustee or by the Trustee and the Holders of a principal amount of Senior Notes or Senior Subordinated Notes of that series not less than the principal amount of Senior Notes or Senior Subordinated Notes the Holders of which had given such notice of default; provided, however, that the Trustee, or the Trustee and such Holders, as the case may be, will be deemed to have agreed to such an extension if corrective action is initiated, and is being diligently pursued, by the Company, as further provided in the applicable Indenture), (e) certain events in bankruptcy, insolvency or reorganization and (f) any other Event of Default provided with respect to Senior Notes or Senior Subordinated Notes of that series. No Event of Default with respect to a particular series of Senior Notes or Senior Subordinated Notes issued under an Indenture necessarily constitutes an Event of Default with respect to any other series of Senior Notes or Senior Subordinated Notes issued thereunder.

  If an Event of Default with respect to Senior Notes or Senior Subordinated Notes of any series at the time Outstanding occurs and is continuing, then the Trustee or the Holders of not less than 33% in principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of that series may, by a notice in writing to the Company (and to the Trustee if given by Holders), declare to be immediately due and payable the principal amount (or, if any Senior Notes or Senior Subordinated Notes of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of the series) of all Senior Notes or Senior Subordinated Notes of that series. However, at any time after such a declaration of acceleration with respect to Senior Notes or Senior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Event of Default giving rise to such declaration of acceleration will, without further act, be deemed to have been waived, and such declaration will be deemed to have been rescinded and annulled, if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay all overdue interest on the Senior Notes or Senior Subordinated Notes of such series, the principal of and any premium on the Senior Notes or Senior Subordinated Notes of such series which have become due otherwise than by such declaration of acceleration and interest thereon at the rate or rates prescribed therefor in such Senior Notes or Senior Subordinated Notes, interest on overdue interest at the rate or rates prescribed therefor in the Senior Notes or Senior Subordinated Notes of such series (to the extent that payment of such interest is lawful), and all amounts due to the Trustee under the applicable Indenture and (b) all Events of Default with respect to the Senior Notes or Senior Subordinated Notes of such series (other than the nonpayment of the principal of the Senior Notes or Senior Subordinated Notes of such series that has become due solely by such declaration of acceleration) have been cured or waived as provided in the applicable Indenture. Reference is made to the Prospectus Supplement relating to any series of Senior Notes or Senior Subordinated Notes which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

  Subject to the provisions of each Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, each Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under such Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for security and indemnification of the Trustee and certain other rights of the Trustee, the Holders of a majority in principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Senior Notes or Senior Subordinated Notes of that series.

  No Holder of any Senior Note or Senior Subordinated Note of any series will have any right to institute any proceeding with respect to the Indenture under which such Senior Note or Senior Subordinated Note was issued or for any remedy thereunder unless such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Senior Notes or Senior Subordinated Notes of that series and unless the Holders of not less than a majority in principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of that series have made such written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee under the applicable Indenture, and the Trustee has not received from the Holders of a majority in principal amount of the Outstanding Senior Notes or Outstanding Senior Subordinated Notes of that series a direction inconsistent with such request and has failed to institute such proceeding within 60 days after receipt of such notice and offer of indemnity. Notwithstanding the foregoing, the Holder of any Senior Note or Senior Subordinated Note will have an absolute and unconditional right to receive payment of the principal of and any premium and, subject to certain limitations specified in the applicable Indenture, interest on such Senior Note or Senior Subordinated Note on the Stated Maturity thereof (or, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment.

  The Company is required to furnish annually to the Trustee for each Indenture a statement by certain officers of the Company to the effect that to the best of their knowledge the Company is not in default in the performance and observance of any terms, provisions or conditions of such Indenture or, if there has been such a default, specifying each such default and the status thereof.

Defeasance and Covenant Defeasance

  Unless otherwise provided in the Prospectus Supplement for a series of Senior Notes or Senior Subordinated Notes, the Company may cause itself (subject to the terms of the Indenture under which such Senior Notes or Senior Subordinated Notes were issued) (i) to be discharged from any and all obligations with respect to any Senior Notes or Senior Subordinated Notes or series of Senior Notes or Senior Subordinated Notes (except for certain obligations to register the transfer or exchange of such Senior Notes or Senior Subordinated Notes, to replace such Senior Notes or Senior Subordinated Notes if stolen, lost or mutilated, to maintain paying agencies and to hold money for payment in trust) (Defeasance) and/or (ii) to be released from any covenants expressly established in respect of any Senior Notes or Senior Subordinated Notes or series of Senior Notes or Senior Subordinated Notes (Covenant Defeasance), in either case on and after the date the conditions set forth in such Indenture are satisfied. Such conditions include the deposit with the Trustee, in trust for such purpose, of money and/or U.S. Government Obligations (as such term is defined in the applicable Indenture), which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and any premium and interest on such Senior Notes or Senior Subordinated Notes on the Stated Maturity of such payments or upon redemption, as the case may be, in accordance with the terms of the applicable Indenture and such Senior Notes or Senior Subordinated Notes.

  Defeasance by the Company with respect to any Senior Notes or Senior Subordinated Notes of a series is permitted under certain circumstances under each Indenture notwithstanding the Company's prior Covenant Defeasance with respect to Senior Notes or Senior Subordinated Notes of that series. Following a Defeasance, payment of any of such Senior Notes or Senior Subordinated Notes may not be accelerated because of an Event of Default (as defined in the applicable Indenture). Following a Covenant Defeasance, payment of Senior Notes or Senior Subordinated Notes may not be accelerated under the applicable Indenture by reference to the covenants noted under clause (ii) above. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. Government Obligations in the defeasance trust could be less than the principal and interest then due on such Senior Notes or Senior Subordinated Notes, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

  Under current Federal income tax law, the Defeasance contemplated in the preceding paragraphs would be treated as a taxable exchange of the relevant Senior Notes or Senior Subordinated Notes in which Holders of Senior Notes or Senior Subordinated Notes would recognize gain or loss. In addition, thereafter, the amount, timing and character of amounts that Holders would be required to include in income might be different from that which would be includible in the absence of such Defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of a Defeasance, including the applicability and effect of tax laws other than the Federal income tax law.

  Under current Federal income tax law, unless accompanied by other changes in the terms of the Senior Notes or Senior Subordinated Notes, Covenant Defeasance should not be treated as a taxable exchange.

Subordination of Senior Subordinated Notes

  The Senior Subordinated Indenture provides that, unless otherwise provided in the Prospectus Supplement for a series of Senior Subordinated Notes, the Senior Subordinated Notes of any series will be expressly subordinate in right of payment, to the extent and in the manner set forth in the Senior Subordinated Indenture, to all Senior Indebtedness. The Senior Subordinated Indenture defines "Senior Indebtedness" to mean, with respect to any series of Senior Subordinated Notes, the principal of, and premium, if any, and interest on and any other payment due pursuant to any of the following, whether outstanding at the date of execution of the Senior Subordinated Indenture or thereafter incurred, created or assumed: (a) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities sold by the Company for money or other obligations for money borrowed, (b) all indebtedness of others of the kinds described in the preceding clause (i) assumed by or guaranteed in any manner by the Company or (ii) in effect guaranteed by the Company through an agreement to purchase, contingent or otherwise, and (c) all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding clauses (a) and (b) unless, in the case of any particular indebtedness, renewal, extension or refunding, the instrument creating or evidencing the same or the assumption or guarantee of the same expressly provides that such indebtedness, renewal, extension or refunding is not superior in right of payment to or is pari passu with or subordinate to such Senior Subordinated Notes.

  In the event, with certain exceptions specified in the Indenture, (a) of any payment by, or distribution of assets of, the Company to creditors upon any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency or other proceedings, or (b) that (i) a default (continuing beyond any period of grace) shall have occurred and be continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness or (ii) the maturity of any Senior Indebtedness shall have been accelerated because of a default with respect to such Senior Indebtedness, then the Holders of all Senior Indebtedness shall first be entitled to receive payment, in the case of (a) above, of all amounts due or to become due upon all Senior Indebtedness, and, in the case of (b) above, of all amounts due thereon, or provision shall be made for such payment in money or money's worth, before the Holders of the Senior Subordinated Notes are entitled to receive a payment on account of the principal of or premium, if any, or interest on such Senior Subordinated Notes.

  On December 31, 1997, approximately $4.0 billion of Senior Indebtedness was outstanding. The Senior Subordinated Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

                            CONCERNING THE TRUSTEE

  The Chase Manhattan Bank is the Trustee under the Mortgage and each of the Indentures. The Chase Manhattan Bank is also the trustee under the Company's Indenture dated as of April 1, 1988 and its Subordinated Note Indenture, dated as of August 1, 1995. The Chase Manhattan Bank is the agent for the Company's $500 million credit facility, under which its commitment is $46 million.

  The occurrence of a default under the Mortgage, the Senior Subordinated Indenture, the Senior Indenture with respect to one or more series of Debt Securities could create a conflicting interest for the Trustee under the Trust Indenture Act of 1939, as amended (the 1939 Act). If such default has not been cured or waived within 90 days after the Trustee has or acquires a conflicting interest, the Trustee generally would be required by the 1939 Act to eliminate such conflicting interest or resign as Trustee with respect to the Debt Securities issued under the Mortgage, the Senior Indenture or the Senior Subordinated Indenture. In the event of the Trustee's resignation, the Company shall promptly appoint a successor Trustee with respect to the affected securities.

                             PLAN OF DISTRIBUTION

  The Offered Securities may be sold (a) through underwriters or dealers, (b) directly to a limited number of purchasers or to a single purchaser or (c) through agents.

  The Prospectus Supplement will set forth the manner and terms of the offering of the related Offered Securities, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Offered Securities, the proceeds to the Company from the sale of the Offered Securities, any initial public offering price, any underwriting discount or commission and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise indicated in the Prospectus Supplement, any agent will be acting on a best efforts basis for the period of its appointment.

  The Company may agree to indemnify the underwriters, dealers and agents named in a Prospectus Supplement against certain liabilities, including liabilities under the Securities Act.

  Unless otherwise set forth in the Prospectus Supplement, the obligations of any underwriter or underwriters to purchase the related Offered Securities will be subject to certain conditions precedent and such underwriter or underwriters with respect to the sale of such Offered Securities will be obligated to purchase all of such Offered Securities if any are purchased.

  The Prospectus Supplement will set forth any planned listing of the related Offered Securities on a national securities exchange and indicates whether any underwriters, dealers or agents intend to make a market in the Offered Securities as permitted by applicable laws and regulations. No assurance can be given as to the liquidity of or the trading market for the Offered Securities.

                                    EXPERTS

  The financial statements included in the Company's Annual Report on Form 10-K, which is incorporated in this Prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report in such Form 10-K. Such financial statements have been so incorporated in reliance upon the report of Deloitte & Touche LLP, also incorporated herein by reference, which report is given upon their authority as experts in accounting and auditing.

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                                  $75,000,000

                      Virginia Electric and Power Company

                        1999 SERIES B 7.20% SENIOR NOTES

                              DUE NOVEMBER 1, 2004

                             ---------------------

                             PROSPECTUS SUPPLEMENT

                                October 27, 1999

                             ---------------------

                          Joint Book-Running Managers

                         BANC OF AMERICA SECURITIES LLC

                             CHASE SECURITIES INC.

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